Exhibit 99.1

MARKETAXESS APPOINTS WILLIAM CRUGER TO BOARD OF DIRECTORS

New York, November 5, 2013 – MarketAxess Holdings Inc. (Nasdaq: MKTX) the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, has confirmed the appointment of William Cruger to its Board of Directors.

Mr. Cruger was most recently Vice Chairman of Investment Banking at JP Morgan and Co. where he was responsible for key client relationships on a global basis. Previously Mr. Cruger held a number of senior positions at JP Morgan, including Managing Director in the Financial Institutions group from 1996 to 2011. During this time he oversaw the rationalization of the firm’s private equity investments in trading platforms and related ventures at Lab Morgan from 2000-2001. Prior to this, Mr. Cruger ran the firm’s investment banking practices in Japan from 1991-1996, Latin America from 1989-1991 and Emerging Asia from 1984-1988.

Rick McVey, Chairman and CEO of MarketAxess, said: “Bill has been a trusted partner and investment banking advisor to MarketAxess since the firm’s inception. He is widely respected as one of the leading market structure experts in the global exchange and electronic trading space. We are thrilled that MarketAxess will continue to benefit from Bill’s insights and counsel as a member of our board.”

William Cruger added: “I am excited to continue my work with MarketAxess in a new capacity as the company continues to be an industry leader in technology innovation for credit markets . Regulatory changes in financial markets are leading to increased demand for new electronic liquidity solutions. I’m delighted to join the MarketAxess board at such an exciting and critical point in the evolution of electronic trading in these markets.”

Mr. Cruger has previously served on the boards of Archipelago, Credittrade and Capital IQ. He has an MBA from Columbia University and a BA from Clark University.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high-yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Xtrakter subsidiary, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, Sao Paulo and Singapore. For more information, please visit www.marketaxess.com.

MEDIA CONTACTS:

MarketAxess Holdings Inc.

Florencia Panizza

+1-212-813-6029

fpanizza@marketaxess.com

Bryant Park Financial Communications

Judi Flynn

+1-917-902-8726

jflynn@bryantparkfc.com